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                                                                  EXHIBIT (k)(5)
                                                            FORM OF FUND EXPENSE
                                                                       AGREEMENT


                             FUND EXPENSE AGREEMENT


         Agreement dated as of March __, 1997 among Cherrywood Holdings, Inc. and Vernon Investors, L.L.C. (each, a "Contracting Stockholder" and, collectively, the "Contracting Stockholders"), Merrill Lynch & Co., Inc. ("Merrill Lynch") and The Bank of New York (the "Service Provider"), in its capacities as administrator, custodian, paying agent and collateral agent for Nextel STRYPES Trust (the "Trust").

         WHEREAS, the Trust is a trust formed under the laws of the State of Delaware pursuant to a Trust Agreement dated as of October 25, 1995, as amended and restated as of February 27, 1997 (the "Trust Agreement"); and

         WHEREAS, the Contracting Stockholders and Merrill Lynch desire to make provisions for the payment of certain initial and on-going expenses of the Trust;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

         1. DEFINITIONS. (a) Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement.

         (b) The following terms shall have the following meanings:

         "Additional Expense" means the Ordinary Expense the incurring of which will require the Service Provider to provide the Additional Expense Notice pursuant to Section 3(a) hereof and any Ordinary Expense incurred thereafter.

         "Additional Expense Notice" means the notice required to be given by the Service Provider to Merrill Lynch pursuant to Section 3(a)(i) hereof.

         "Closing Time" shall have the meaning ascribed thereto in the Purchase Agreement.

         "Offering Expense Amount" means the amount set forth as such on
Schedule I hereto as the fees and expenses of the Trust incurred in connection with the offering of the STRYPES.
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         "Ordinary Expense" of the Trust means any expense of the Trust other than any expense of the Trust arising under Section 6.6 of the Administration Agreement, Section 15 of the Custodian Agreement, Section 5.4(b) of the Paying Agent Agreement and Section 7.6 of the Trust Agreement.

         "Organizational Expense Amount" means the amount set forth as such on
Schedule II hereto as the fees and expenses of the Trust incurred in connection with the organization of the Trust.

         "Up-front Fee Amount" means the amount set forth as such on Schedule III hereto payable as a one-time payment to the Service Provider in respect of its collective services as Administrator, Custodian, Paying Agent and Collateral Agent for the entire term of the Trust.

         "Up-front Expense Amount" means the amount set forth as such on
Schedule IV hereto payable as a one-time payment to the Service Provider in respect of Ordinary Expenses anticipated to be incurred by the Administrator on behalf of the Trust, pursuant to the Administration Agreement, during the term of the Trust.

         2. AGREEMENT TO PAY UP-FRONT FEES AND OFFERING, ORGANIZATIONAL AND UP-FRONT EXPENSES. The Contracting Stockholders jointly and severally agree to pay to the Service Provider in Federal (same day) funds at the Closing Time the Up-front Fee Amount, the Offering Expense Amount, the Organizational Expense Amount and the Up-front Expense Amount.

         3. AGREEMENT TO PAY ADDITIONAL EXPENSES. (a) Prior to incurring any Ordinary Expense on behalf of the Trust that, together with all prior Ordinary Expenses incurred by the Administrator on behalf of the Trust, would cause the aggregate amount of Ordinary Expenses of the Trust to exceed the Up-front Expense Amount, the Administrator shall provide to Merrill Lynch and to each Contracting Stockholder (i) prompt written notice to the effect that the aggregate amount of Ordinary Expenses of the Trust will exceed the Up-front Expense Amount, and (ii) an accounting, in such detail as shall be reasonably acceptable to Merrill Lynch and the Contracting Stockholders, of all Ordinary Expenses incurred on behalf of the Trust through the date of the Additional Expense Notice.

         (b) From and after the date of the Additional Expense Notice, the Service Provider agrees that it will not, without the prior written consent of Merrill Lynch and each Contracting Stockholder, incur on behalf of the Trust (i) any single expense in excess of $___________ or (ii) in any calendar [quarter] expenses aggregating in excess of $___________. Subject to the foregoing, the Service Provider shall give notice to Merrill Lynch and each Contracting Stockholder in writing promptly following the incurring of any Additional Expense. Such notice to Merrill Lynch shall be accompanied by any demand, bill, invoice or other similar document in respect of such Additional Expense.

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         (c) Subject to the first sentence of paragraph (b) of this Section 3,
Merrill Lynch agrees to pay to the Service Provider from time to time the amount of any Additional Expense. Payment by Merrill Lynch of any Additional Expense shall be made in New York Clearing House (next-day) funds by the later of (i) five Business Days after the receipt by Merrill Lynch from the Service Provider of notice of the incurring thereof or (ii) the due date for the payment of such Additional Expense.

         (d) The Contracting Stockholders jointly and severally agree to reimburse Merrill Lynch from time to time for the amount of any Additional Expense paid by Merrill Lynch pursuant to paragraph (c) of this Section 3. Merrill Lynch shall be reimbursed for any such Additional Expense in New York Clearing House (next-day) funds by the later of (i) five Business Days after the receipt by the Contracting Stockholders from the Service Provider of notice of the incurring thereof or (ii) the due date for the payment of such Additional Expense.

         (e) Merrill Lynch or the Contracting Stockholders may contest in good faith the reasonableness of any Additional Expense and the parties shall attempt to resolve amicably the disagreement; provided that if the parties cannot resolve the dispute by the due date hereunder with respect to such Additional Expense, subject to the first sentence of paragraph (b) of this Section 3, Merrill Lynch shall pay the amount of such Additional Expense, and the Contracting Stockholders shall reimburse Merrill Lynch for the amount so paid, subject to later adjustment and credit if such dispute is resolved in favor of Merrill Lynch or the Contracting Stockholders, as the case may be.

         4. CONDITION TO PAYMENT. The obligations of the Contracting Stockholders under Sections 2 and 3 hereof and the obligations of Merrill Lynch under Section 3 hereof shall be subject to the condition that the Structured Yield Product Exchangeable for Stock(SM) (the "STRYPES") issued by the Trust shall have been issued and paid for at the Closing Time.

         5. TRUST TERMINATION; REFUND OF UNUSED EXPENSE FUNDS. If at the termination of the Trust in accordance with Section 8.3 of the Trust Agreement the aggregate amount of Ordinary Expenses incurred by the Service Provider on behalf of the Trust through the date of termination shall be less than the Up-front Expense Amount, the Service Provider shall, promptly following the date of such termination, pay to each Contracting Stockholder in New York Clearing House funds such Contracting Stockholder's pro rata share of the amount of such excess.

         6. TERMINATION OF ADMINISTRATION AGREEMENT. In the event of the termination of the Administration Agreement in accordance with Section 4.1 thereof, the Service Provider shall promptly pay to each Contracting Stockholder in New York Clearing House funds such Contracting Stockholder's pro rata share of (i) the portion of the Service Provider's Up-front Fee Amount ratable for the period from the date of the termination of

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(SM) Service mark of Merrill Lynch & Co., Inc.

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the Administration Agreement to the Exchange Date and (ii) any unexpended portion of the Up-front Expense Amount.

         7. STATEMENTS AND REPORTS. The Service Provider shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any Ordinary Expenses and Additional Expenses and shall prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith. Merrill Lynch and each Contracting Stockholder shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

         8. TERM OF CONTRACT. This Agreement shall continue in effect until the termination of the Trust in accordance with Section 8.3 of the Trust Agreement.

         9. NO ASSIGNMENT. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other parties.

         10. AMENDMENTS. The Service Provider agrees that it will not consent to any amendment of the Administration Agreement, the Custodian Agreement, the Paying Agent Agreement or the Collateral Agreement without the prior written consent of Merrill Lynch and each Contracting Stockholder.

         11. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all the parties to this Agreement.

         12. NOTICES. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be in writing and shall be delivered in person or by telecopy or other facsimile communication or sent by first-class U.S. mail, registered or certified, postage prepaid, to the appropriate party at its address on the signature pages hereof or at such other address subsequently notified to the other parties hereto. Any party may change its address for purposes hereof by delivering a written notice of the change to the other parties. All notices given under this Agreement shall be deemed received (a) in the case of hand delivery, on the day of delivery, (b) in the case of telecopy or other facsimile communication, on the day of transmission, and (c) in the case of mailing, on the third day after such notice was deposited in the mail.

         13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         14. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

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         15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives the date first above written.


                                  CHERRYWOOD HOLDINGS, INC.


                                  By:_________________________________

                                  Address: c/o Telcom Ventures, L.L.C.
                                           2300 Clarendon Blvd., Suite 800
                                           Arlington, Virginia  22201


                                  VERNON INVESTORS, L.L.C.


                                  By:________________________________

                                  Address: c/o Telcom Ventures, L.L.C.
                                           2300 Clarendon Blvd., Suite 800
                                           Arlington, Virginia  22201


                                  MERRILL LYNCH & CO., INC.


                                  By:__________________________________

                                  Address: World Financial Center
                                           North Tower
                                           New York, New York  10281

                                  THE BANK OF NEW YORK


                                  By:__________________________________

                                  Address: 101 Barclay Street
                                           New York, New York  10286

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